Exhibit 23.1
Consent of Grant Thornton LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated September 12, 2005, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Ace Cash Express, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended June 30, 2005, which are incorporated by reference in this Registration Statement on Form S-8 regarding the Ace Cash Express, Inc. Non-Employee Directors Stock Incentive Plan. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
Dallas, Texas
December 2, 2005